Filed Pursuant to Rule 433
Registration Statement No. 333-259205

April 30, 2022 RBC Global Tactical Equity Total Return Index Performance Factsheet Index Objectives: The RBC Global Tactical Equity Total Return Index is designed to meet or exceed risk‐adjusted returns relative to the benchmark by optimizing asset allocation (equities versus cash) and geographic exposure. This dynamic asset allocation is implemented by observing bullish or bearish trends in each of four broad‐based equity indices, on a monthly basis, to determine the exposure to each of these markets versus cash. Objectives: The RBC Global Tactical Equity Total Return Index is designed to meet or exceed risk‐adjusted returns relative to the benchmark by optimizing asset allocation (equities versus cash) and geographic exposure. This dynamic asset allocation is implemented by observing bullish or bearish trends in each of four broad‐based equity indices, on a monthly basis, to determine the exposure to each of these markets versus cash. Index Ticker Symbols: Bloomberg: RBCEGTUT Index Thomson Reuters: .RBCEGTUT Index Launch Date: February 18, 2019 Index Base Date: December 19, 2007 Asset Class: Equity Fixed Income (Cash) Target Allocations: Large Cap US (50%) International Developed (25%) Emerging Market (15%) Small Cap US (10%) Rebalanced annually Last Rebalancing Date: Benchmark: MSCI ACWI Net Total Return USD Index Bloomberg: M1WD Index Thomson Reuters: .MIWD00000NUS Liquidity: The Index tracks equity futures and cash. Each tracked futures contract averages significantly in excess of $1bn in daily trading volume. Availability: Investors cannot invest directly in the Index. The Index can be used as an underlying for various investment vehicles to provide exposure to investors.  Index Description equity market, weighted as follows: 50% Large‐Cap U.S. stocks, 10% Small‐Cap U.S. stocks, 25% International Developed Market stocks, and 15% Emerging Market stocks. In order to obtain exposure to these markets, the Index is allocated on a fixed‐weight basis, rebalancing once a year, to the four Sub‐Indices. Each Sub‐Index obtains exposure to one of the relevant markets by tracking the performance of the relevant futures contract. On the specified monthly determination date, the allocation of each Sub‐index is determined based on the observation of a pre‐defined Tactical Trigger: the relevant daily moving average (DMA). If a specific ETF that tracks the relevant market (indicated on page 3) is at or above its relevant DMA (a bullish trend), the Sub‐Index will allocate to equity via the relevant futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant DMA (a bearish trend).  Performance1, 2 – Total Return (USD) 300 260 220 180 140 100 60 20 Dec 07 Jul 09 Feb 11 Sep 12 Apr 14 Nov 15 Jun 17 Jan 19 Sep 20 Apr 22 Index Benchmark  Return (%) 2 Return p.a. (%) YoY Return (%) Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’17 ’18 ’19 ’20 ’21 Index (I) 0.0 ‐0.3 ‐3.0 2.7 0.8 4.9 6.6 22.5 3.9 9.0 ‐12.5 16.2 Benchmark (B) ‐8.0 ‐8.4 ‐12.9 ‐5.4 9.4 9.5 5.7 24.0 ‐9.4 26.6 16.3 18.5  Variation (I) ‐ (B) 8.0 8.1 9.9 8.2 ‐8.6 ‐4.5 0.9 ‐1.4 13.3 ‐17.6 ‐28.8 ‐2.4 Volatility p.a. (%) 3 Sharpe Ratio4 12 Month Return Worst Drawdown Beta Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5Y Index (I) 9.1 14.9 12.7 0.21 0.33 0.54 43.2 ‐27.5 ‐32.8 27 0.46 0.71 Benchmark (B) 13.6 16.1 17.4 ‐0.40 0.60 0.38 77.9 ‐51.0 ‐56.2 62 1.00 1.00 Variation (I) ‐ (B) ‐4.4 ‐1.2 ‐4.7 0.62 ‐0.27 0.15 ‐34.7 23.5 23.4 ‐36 ‐ ‐ 1 Daily data from December 19, 2007 to April 30, 2022. Index re‐based to 100 on December 19, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document 2 Source: Solactive AG, Bloomberg, RBC Capital Markets 3 Based on daily returns, annualized with a 252‐day factor 4 Based on the average of daily excess returns against Fed Funds, annualized with a 252‐day factor 5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to  their respective previous highest level after a market decline Page 1 of 4

April 30, 2022 Allocation History1 (over last 12 months) Allocation Date Large Cap US International Developed Emerging Market Small Cap US Cash Benchmark Performance * April 13, 2022 0% 0% 0% 0% 100% TBD** March 16, 2022 0% 0% 0% 0% 100% 2.1% February 16, 2022 0% 0% 0% 0% 100% ‐5.0% January 19, 2022 50% 0% 0% 0% 50% ‐1.0% December 15, 2021 50% 0% 0% 0% 50% ‐1.8% November 17, 2021 50% 25% 0% 10% 15% ‐1.8% October 13, 2021 50% 0% 0% 0% 50% 5.6% September 15, 2021 50% 25% 0% 0% 25% ‐2.6% August 18, 2021 50% 25% 0% 0% 25% 1.8% July 14, 2021 50% 25% 0% 10% 15% 0.0% June 16, 2021 50% 25% 15% 10% 0% 1.3% May 19, 2021 50% 25% 0% 10% 15% 3.5% 1 Determination Date was two business days prior to Allocation Date. Target Allocations shown; Current allocations may vary * Benchmark performance between current and next Allocation Date; ** To be determined on the next Allocation Date (May 18, 2022)A Current Allocation (as of April 30, 2022) Emerging Market 15.4% International Developed 25.6%  Large Cap US 48.7% Small Cap US 10.3% Equity Exposure Fed Funds Exposure Characteristics Snapshot As of Last Determination Date (April 11, 2022) Sub‐Index (Indicator) Closing Level Tactical Trigger Large Cap US (SPY) 439.92 1.8% BELOW 200 DMA Int’l Developed (EFA) 72.12 4.8% BELOW 100 DMA Emerging Market (EEM) 44.37 7.0% BELOW 100 DMA Small Cap US (IWM) 196.54 6.2% BELOW 100 DMA Indicator) Closing Level Distance from DMA Large Cap US (SPY) 412.00 ‐8.1% Int’l Developed (EFA) 68.64 ‐8.2% Emerging Market (EEM) 42.38 ‐9.5% Small Cap US (IWM) 184.95 ‐10.0% Date Last Next Determination April 11, 2022 May 16, 2022 Allocation April 13, 2022 May 18, 2022 Rebalancing December 15, 2021 December 14, 2022  Monthly Returns (%, as of April 30, 2022) Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2022 ‐2.7% ‐0.4% 0.0% 0.0% ‐3.0% 2021 0.2% 2.8% 2.8% 3.7% 1.1% 1.3% 0.7% 1.6% ‐3.3% 3.8% ‐2.2% 2.9% 16.2% 2020 ‐2.0% ‐7.6% ‐21.9% 0.0% 0.0% ‐0.5% 4.9% 5.9% ‐3.0% ‐1.9% 12.0% 5.0% ‐12.5% 2019 0.2% 0.5% 0.5% 3.5% ‐6.2% 5.4% 0.3% ‐3.8% 0.4% 2.5% 2.4% 3.4% 9.0% 2018 5.6% ‐4.2% ‐1.9% 0.6% 1.3% 0.0% 2.4% 2.1% 0.1% ‐2.3% 0.2% 0.2% 3.9% 2017 2.1% 2.7% 1.3% 1.3% 2.1% 0.8% 2.7% 0.1% 2.1% 2.2% 1.9% 1.4% 22.5% 2016 0.0% 0.0% 1.4% 0.3% 1.0% ‐0.4% 3.4% 0.1% 0.9% ‐1.9% 2.0% 1.4% 8.5%  Benchmark Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2022 ‐4.9% ‐2.6% 2.2% ‐8.0% ‐12.9% 2021 ‐0.5% 2.3% 2.7% 4.4% 1.5% 1.4% 0.7% 2.5% ‐4.1% 5.1% ‐2.4% 4.0% 18.5% 2020 ‐1.1% ‐8.1% ‐13.5% 10.7% 4.3% 3.2% 5.3% 6.1% ‐3.2% ‐2.4% 12.3% 4.6% 16.3% 2019 7.9% 2.7% 1.3% 3.4% ‐5.9% 6.5% 0.3% ‐2.4% 2.1% 2.7% 2.4% 3.5% 26.6% 2018 5.6% ‐4.2% ‐2.2% 1.0% 0.1% ‐0.5% 3.0% 0.8% 0.4% ‐7.5% 1.5% ‐7.0% ‐9.4% 2017 2.7% 2.8% 1.2% 1.6% 2.2% 0.5% 2.8% 0.4% 1.9% 2.1% 1.9% 1.6% 24.0% 2016 ‐6.0% ‐0.7% 7.4% 1.5% 0.1% ‐0.6% 4.3% 0.3% 0.6% ‐1.7% 0.8% 2.2% 7.9% Page 2 of 4

April 30, 2022 Summary of Index Methodology:  RBC Global Tactical Equity Total Return Index 60% Domestic Allocation 40% International Allocation 50% Rebalanced Annually  10% Rebalanced Annually  25% Rebalanced Annually 15% Rebalanced Annually  RBC Large Cap US Tactical Equity Total Return Index RBC Small Cap US Tactical Equity Total Return Index RBC International Developed Tactical Equity Total Return Index RBC Emerging Market Tactical Equity Total Return Index Tactical Trigger – Determined 2 Trading Days Before Allocation 200‐day Moving Average SPDR S&P 500 ETF Trust (SPY) 100‐day Moving Average iShares Russell 2000 ETF (IWM) 100‐day Moving Average iShares MSCI EAFE ETF (EFA) 100‐day Moving Average iShares MSCI EM ETF (EEM) Monthly Allocation – Is Tactical Trigger Bullish or Bearish? Bullish Tactical Trigger SPDR S&P 500 ETF Spot above the Tactical Trigger Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger Bullish Tactical Trigger iShares MSCI EAFE ETF Spot above the Tactical Trigger Bullish Tactical Trigger iShares MSCI EM ETF Spot above the Tactical Trigger  E‐mini S&P 500 Future + Fed Funds E‐mini Russell 2000 Future + Fed Funds MSCI EAFE Future + Fed Funds  MSCI EM Future + Fed Funds OR OR OR OR Fed Funds Fed Funds Fed Funds Fed Funds Bearish Tactical Trigger SPDR S&P 500 ETF Spot below the Tactical Trigger  Bearish Tactical Trigger iShares Russell 2000 ETF Spot below the Tactical Trigger Bearish Tactical Trigger iShares MSCI EAFE ETF Spot below the Tactical Trigger  Bearish Tactical Trigger iShares MSCI EM ETF Spot below the Tactical Trigger Page 3 of 4

April 30, 2022 This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity. All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada ‐ Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1‐877‐688‐2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back‐tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back‐tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com  Page 4 of 4